                                                                    EXHIBIT 12.1

                             NUEVO ENERGY COMPANY
              COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                                                                                                 SIX MONTHS
                                                                         YEAR ENDED DECEMBER 31,(1)             ENDED JUNE 30,
                                                               --------------------------------------------  --------------------
                                                                1993      1994     1995     1996    1997     1997(1)      1998
                                                               -----      ----     ----     ----    ----     -------    ---------
Earnings:
  Income (loss) before income taxes, minority interest
   and extraordinary item...............................       (14,080)  (7,239)   6,730   57,972  (17,340)   34,334   (24,074)
  Interest expense......................................        11,881   12,580   16,389   38,908   27,357    14,008    14,444
  TECONS dividends......................................            --       --       --      165    6,613     3,270     3,308
                                                               -------   ------   ------   ------  -------    ------   -------
    Adjusted earnings (loss)............................        (2,189)   5,321   22,119   94,146   16,830    51,612    (6,324)
Fixed Charges:
  Interest expense......................................        11,881   12,560   15,380   36,000   27,357    14,008    14,444
  Capitalized interest..................................            --       --       --       --    2,143     1,661       488
  TECONS dividends......................................            --       --       --      165    6,613     3,270     3,308
                                                               -------   ------   ------   ------  -------    ------   -------
    Total Fixed Charges.................................        11,551   12,560   15,389   38,174   38,113    18,939    18,236
Ratio of Earnings to Fixed Charges......................            --       --      1.4      2.6       --       2.7        --
Earnings required to cover Fixed Charges................        14,060    7,239       --       --   19,483        --    24,560

(1) Effective January 1, 1998, the Company changed the method of accounting for its investments in oil and gas properties from the full cost to the successful efforts method. All prior years' financial statements presented herein have been restated to reflect this change.